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                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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                     CHARITABLE REMAINDER TRUST ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

1.   Within the DEFINITIONS provision:

     a)   The following definition is added:

          "CHARITABLE REMAINDER TRUST (CRT). A trust agreement established as a CRT under Section 664 of the Internal Revenue Code of 1986, as amended from time to time. The CRT must be named as the Owner and as the Beneficiary; and, once named, cannot be changed as long as this endorsement is in effect."

     b)   The following definition is added:

         "PRIMARY ANNUITANT. If only one Annuitant is named, the Primary Annuitant is the Annuitant. If Joint Annuitants are also named, the Primary Annuitant is the last of the Annuitants to die."

2. The DEATH OF ANNUITANT BEFORE INCOME DATE provision is deleted and replaced with the following:

     "DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant a new Annuitant cannot be named. The death of the Primary Annuitant will be treated as the death of the Owner. If a Joint Annuitant is named, the death benefit will not be paid upon the death of the first Annuitant to die, but upon the death of the Primary Annuitant. Upon the death of the Primary Annuitant the death benefit will be as provided in this Contract or by endorsement, if applicable."

3.   The following provision is added to the GENERAL PROVISIONS:

     "TERMINATION OF ENDORSEMENT: This endorsement will terminate the earlier of:

          1.   The date of termination of the Contract to which it is attached.

          2. The date the Company's obligations are met due to the death of the Primary Annuitant.

          3. The date the CRT is disqualified to continue as a CRT under the Internal Revenue Code as amended."

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Qualification of the CRT is the sole responsibility of the Owner. The Owner must immediately notify the Company of any disqualification, including the date of any disqualification.

Notwithstanding the endorsement effective date, this endorsement shall not become (or remain effective) unless the CRT is (and remains) qualified as a CRT under the Internal Revenue Code.

Endorsement  effective  date (if  different  from Issue  Date of the  Contract):
________________________

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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